Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS 2016 OPERATING RESULTS

COMPANY ANNOUNCES RECORD AND MEETING DATES

FOR 2017 SHAREHOLDERS’ MEETING

GEORGE TOWN, Grand Cayman, Cayman Islands (March 16, 2017) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce, today reported its operating results for the year ended December 31, 2016. The Company will host an investor conference call on Friday, March 17, 2017 at 11:00 a.m. eastern time (see details below) to discuss its operating results and other topics of interest.

2016 Operating Results

Net income attributable to Consolidated Water Co. Ltd. stockholders for 2016 was $3,960,501, ($0.27 per share on a fully-diluted basis), as compared to $7,518,701 ($0.51 per share on a fully-diluted basis) for 2015.

Total revenues for 2016 and 2015 were $57,875,707 and $57,116,202, respectively. Higher revenues for the retail and services segments in 2016 served to offset a decrease in the bulk segment revenues.

Revenues generated by retail water operations were $23,505,619 in 2016 as compared to $23,254,757 in 2015. The volume of water sold by Cayman Water retail operations increased by 12% from 2015 to 2016 which served to offset (i) lower energy costs, which reduced the energy component of the rates charged to Cayman Water customers by $818,771 from 2015; (ii) a reduction in Cayman Water base rates in the first quarter of 2016 of 4.4% from 2015; and (iii) a decrease in sales for CW-Bali of approximately $277,000.

Bulk segment revenues were $29,647,034 and $31,854,255 for 2016 and 2015, respectively. The decrease in bulk revenues from 2015 to 2016 is attributable to Bahamas and Cayman operations, which generated approximately $1,507,000 and $893,000 less in revenues, respectively, in 2016 than in 2015 due to a significant decrease in the prices of diesel fuel and electricity from 2015 to 2016, which reduced the pass-through energy component of bulk water rates.

Services segment revenues were $4,723,054 and $2,007,190 for 2016 and 2015, respectively. Services revenues increased in 2016 due to the addition of approximately $3.9 million of revenues resulting from the acquisition of a 51% interest in Aerex Industries, Inc. in February 2016. The increase in service revenues in 2016 from the addition of Aerex was offset by a decrease in revenues recognized on plant construction and refurbishment projects performed for the Water Authority-Cayman. Such revenues totaled $320,296 in 2016 as compared to $1,478,843 in 2015.

Consolidated gross profit for 2016 was $24,250,886 or 42% of total revenues, as compared to $23,308,220 or 41% of total revenues, for 2015. Gross profit for the retail and services segments increased from 2015 to 2016 while bulk segment gross profit remained relatively consistent.

Retail segment gross profit was $13,211,321 (56% of retail revenues) and $12,710,785 (55% of retail revenues) for 2016 and 2015, respectively.

Gross profit for the bulk segment was $10,158,484 and $10,219,466 for 2016 and 2015, respectively. Gross profit as a percentage of bulk revenues increased to approximately 34% in 2016 as compared to 32% in 2015 due to the reduced energy prices, as the energy expense for bulk operations was approximately $2,048,000 less in 2016 than in 2015

Gross profit for the services segment was $881,081 and $377,969 for 2016 and 2015, respectively. The increase in the service segment’s gross profit from 2015 to 2016 reflects incremental gross profit generated by Aerex of $796,450 offset by a decrease of $293,338 in gross profit generated on plant construction and refurbishment projects.

G&A expenses on a consolidated basis were $18,677,584 and $14,840,156 for 2016 and 2015, respectively. The increase in consolidated G&A expenses from 2015 to 2016 is primarily attributable to the addition of approximately $2,309,000 in expenses for Aerex and an increase of approximately $1,036,000 in the expenses incurred in connection with the project development activities of our Mexican subsidiaries.

The Company recorded an impairment loss of $2 million in 2016 to reduce the carrying value of its Bali subsidiary’s long-lived assets to their estimated fair value. The Company also recorded an impairment loss of $1,750,000 in 2016 to reduce the carrying value of the goodwill associated with the Aerex acquisition.

Other income (expense), net for 2016 was $417,954 as compared to ($542,570) for 2015. The fluctuation in this net component of results of operations reflects (i) interest income that was approximately $404,000 less in 2016 than 2015 due to a decrease in interest earning deposit and loan receivable balances (ii) an impairment loss recorded for the equity investment in OC-BVI in 2016 of ($925,000) as compared to an impairment loss of ($1,060,000) for this investment in 2015; (iii) an unrealized loss of ($297,000) recorded in 2016 resulting from the revaluation of the net put/call option value recorded in connection with the Aerex acquisition; (iv) $271,000 relating to the gain on sale of sale of fixed assets in 2016: and (iv) foreign currency gains relating to the Bali subsidiary of approximately $201,000 in 2016, as compared to foreign currency losses of approximately ($346,000) in 2015.

Management Comments

“Our consolidated gross profit increased last year by approximately $1.0 million, boosted by improvements in our retail and services segments while the gross profit of our bulk segment was flat. Gross profit as a percentage of revenues for our retail and bulk segments improved year over year indicating the Company’s continued focus on cost control.

Our full year operating results were adversely impacted by non-cash impairment losses for our desalination plant in Bali, Indonesia, our long-standing investment in OC-BVI and the goodwill we recorded in connection with our recent acquisition of Aerex,” stated Rick McTaggart, CEO.

“We are obviously disappointed with the performance of our Bali subsidiary which has been adversely impacted by reduced demand for water from our plant and a steep decline in the Bali economy since we began developing this project more than five years ago. We continue to seek a strategic partner for this business. But while we initially thought this business had great potential, we may decide later this year to discontinue our Bali operations in the event that we cannot obtain a strategic partner for our Bali subsidiary, or if its prospects do not improve, in the coming months.

I am pleased to announce that in February, OC-BVI executed an amendment of the Bar Bay water supply agreement which granted a 14 year extension of this agreement in exchange for an approximately 31% reduction in the base water tariff, exclusive of electricity costs, charged by OC-BVI to the Government of the British Virgin Islands. Consequently we do not presently expect to incur any further impairment losses on our equity investment in OC-BVI,” continued Mr. McTaggart.

“Although the financial performance of our recently acquired Aerex subsidiary was below management’s expectations in 2016 due to a delay in orders from a large customer, this customer has now started purchasing again from Aerex and consequently we expect Aerex’s performance in 2017 to improve as compared to 2016.”

“In accordance with Baja California’s public-private-partnership law and the terms of our contract, we submitted proposals to our client requesting an increase to the water tariff to compensate for significant changes in foreign exchange rates, lending rates and certain changes in law which have impacted our 100 million gallon per day desalination plant project in Rosarito, Mexico subsequent to the Presidential election in the United States in November. We are currently discussing these proposals with our client and while nothing yet has been finalized, we are encouraged by their initial responses to our proposals. We continue to work closely with our partners, advisors and financing institutions with the goal of commencing construction of this very important project in the third quarter of this year,” concluded Mr. McTaggart.

Annual General Meeting of Shareholders

The Company announced that it has set May 22, 2017 as the date of its annual meeting of shareholders to be held at 10:00 a.m. at the Westin Hotel on Seven Mile Beach in Grand Cayman. Holders of record of the Company’s stock as of March 20, 2017 will be entitled to vote at the meeting.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. eastern time on Friday, March 17, 2017 to review the Company’s annual operating results for 2016, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-875-6913 (international participants dial 412-317-6709) and requesting participation in the “Consolidated Water Company Call” a few minutes before 11:00 a.m. on Friday, March 17, 2017.

A replay of the conference call will be available one hour after the call through Friday, March 24, 2017 at 9:00 a.m. by dialing 877-344-7529 (international participants dial 412-317-0088) and entering the conference ID # 10102840, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia. The Company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment in the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the project under development in Baja California, Mexico, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

(Financial Highlights Follow)

 CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$39,254,116	$44,792,734
Certificate of deposit	-	5,637,538
Restricted cash	-	428,203
Accounts receivable, net	16,500,798	9,529,016
Inventory	2,305,879	1,918,728
Prepaid expenses and other current assets	1,096,200	1,282,660
Current portion of loans receivable	1,633,588	1,841,851
Costs and estimated earnings in excess of billings	85,211	-
Total current assets	60,875,792	65,430,730
Property, plant and equipment, net	53,084,105	53,743,170
Construction in progress	885,494	1,928,610
Inventory, non-current	4,606,088	4,558,374
Loans receivable	2,135,428	3,769,016
Investment in OC-BVI	4,086,630	4,548,271
Intangible assets, net	5,195,476	771,811
Goodwill	9,784,248	3,499,037
Land held for development	20,558,424	20,558,424
Other assets	2,392,843	2,767,583
Total assets	$163,604,528	$161,575,026

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,898,908	$4,829,535
Dividends payable	1,187,214	1,177,246
Note payable to related party	490,000	-
Demand loan payable	-	6,958,328
Billings in excess of costs and estimated earnings	102,966	189,985
Total current liabilities	6,679,088	13,155,094
Deferred tax liability	1,915,241	-
Other liabilities	904,827	224,827
Total liabilities	9,499,156	13,379,921
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 35,225 and 38,804 shares, respectively	21,135	23,282
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,871,664 and 14,781,201 shares, respectively	8,922,998	8,868,721
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	85,621,033	84,597,349
Retained earnings	51,589,337	52,084,175
Cumulative translation adjustment	(549,555)	(533,365)
Total Consolidated Water Co. Ltd. stockholders' equity	145,604,948	145,040,162
Non-controlling interests	8,500,424	3,154,943
Total equity	154,105,372	148,195,105
Total liabilities and equity	$163,604,528	$161,575,026

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2016	2015	2014
Retail revenues	$23,505,619	$23,254,757	$24,104,932
Bulk revenues	29,647,034	31,854,255	39,201,011
Services revenues	4,723,054	2,007,190	2,253,135
Total revenues	57,875,707	57,116,202	65,559,078

Cost of retail revenues	10,294,298	10,543,972	11,521,277
Cost of bulk revenues	19,488,550	21,634,789	27,985,441
Cost of services revenues	3,841,973	1,629,221	2,580,260
Total cost of revenues	33,624,821	33,807,982	42,086,978
Gross profit	24,250,886	23,308,220	23,472,100
General and administrative expenses	18,677,584	14,840,156	17,011,041
Impairment loss on long-lived assets	2,000,000	-	-
Impairment of goodwill	1,750,000	-	-
Income from operations	1,823,302	8,468,064	6,461,059

Other income (expense):
Interest income	609,750	1,013,252	1,440,631
Interest expense	(104,048)	(269,090)	(488,770)
Profit sharing income from OC-BVI	125,550	105,300	111,375
Equity in earnings of OC-BVI	337,809	294,368	303,380
Impairment loss on investment in OC-BVI	(925,000)	(1,060,000)	(860,000)
Unrealized loss on put/call option	(297,000)	-	-
Other	670,893	(626,400)	(203,135)
Other income (expense), net	417,954	(542,570)	303,481
Income before income taxes	2,241,256	7,925,494	6,764,540
Provision for (benefit from) income taxes	(536,057)	-	-
Net income	2,777,313	7,925,494	6,764,540
Income (loss) attributable to non-controlling interests	(1,183,188)	406,793	499,182

Net income attributable to Consolidated Water Co. Ltd. stockholders	$3,960,501	$7,518,701	$6,265,358

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.27	$0.51	$0.43

Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.27	$0.51	$0.42

Dividends declared per common share	$0.30	$0.30	$0.30

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,809,909	14,741,748	14,697,896
Diluted earnings per share	14,944,028	14,827,755	14,764,323

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2016	2015	2014
Net income	$2,777,313	$7,925,494	$6,764,540
Other comprehensive income (loss)
Foreign currency translation adjustment	(17,042)	(53,660)	(10,953)
Total other comprehensive income (loss)	(17,042)	(53,660)	(10,953)
Comprehensive income (loss)	2,760,271	7,871,834	6,753,587
Comprehensive income (loss) attributable to non-controlling interests	(1,184,040)	404,110	498,634
Comprehensive income attributable to Consolidated Water Co. Ltd. Stockholders	$3,944,311	$7,467,724	$6,254,953